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Exhibit 10.2
                      CHANGE IN CONTROL SEVERANCE AGREEMENT


         This CHANGE IN CONTROL SEVERANCE AGREEMENT is effective as of May 11, 2006, by and between Compass Minerals International, Inc., a Delaware corporation (the "Company"), and Angelo C. Brisimitzakis ("Executive").

                                   WITNESSETH

         WHEREAS, Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company and its stockholders; and

         WHEREAS, Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that possibility may result in the departure or distraction of management personnel to the detriment of Company and its stockholders; and

         WHEREAS, Company's Board of Directors (the "Board") has determined it is in the best interests of Company and its stockholders to secure Executive's continued services and to ensure Executive's continued dedication to Executive's duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of Company;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, Company and Executive agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:


                  (a) "Bonus Amount" means the higher of (i) Executive's average annual incentive bonuses during the last 3 completed fiscal years before the Date of Termination (annualized in the event Executive was not employed by Company (or its affiliates) for the whole of any such fiscal year) and (ii) Executive's aggregate annual target bonus (targeted at 100%) for the fiscal year in which the Date of Termination occurs.

                  (b) "Cause" shall mean as it is defined in Executive's separate Employment Agreement.

                  (c) "Change in Control" means the occurrence of any one of the following events:


                           (i) a transaction or series of transactions (other
                  than an offering of Company's common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Company, any of its subsidiaries, any employee benefit plan maintained by Company or any of its Subsidiaries, or a "person" that, before such transaction, directly or indirectly controls, is controlled by, or is under common control with, Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Company possessing more than 50% of the total combined voting power of Company's securities outstanding immediately after such acquisition; or



                           (ii) during any period of two consecutive years,
                  individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Company to effect a transaction described in clause (i) above or clause (iii) below) whose election by the Board or nomination for election by Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period


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                  or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                           (iii) the consummation by Company (whether directly
                  involving Company or indirectly involving Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination; (B) a sale or other disposition of all or substantially all of Company's assets; or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

                           (x) that results in Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Company or the person that, as a result of the transaction, controls, directly or indirectly, Company or owns, directly or indirectly, all or substantially all of Company's assets or otherwise succeeds to the business of Company (Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

                           (y) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Company before the consummation of the transaction; or

                           (iv) Company's stockholders approve a liquidation or dissolution of Company.

                  (d) "Date of Termination" means (i) the effective date of Termination of Executive's employment as provided in Section 12 or (ii) the date of Executive's death, if Executive is employed as of such date.

                  (e) "Good Reason" shall mean as it is defined in Executive's separate Employment Agreement. In connection therewith, Executive must -- under this Agreement -- provide notice of termination of employment pursuant to Section 12 within 90 days of Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement. Additionally, an isolated, insubstantial, or inadvertent action taken in good faith and that is remedied by Company within 10 days after receipt of notice thereof given by Executive shall not constitute Good Reason.

                  (f) "Qualifying Termination" means a termination of Executive's employment during the Termination Period (i) by Company other than for Cause or (ii) by Executive for Good Reason.

                  (g) "Subsidiary" means any corporation or other entity in which Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

                  (h) "Termination Period" means the period beginning with a Change in Control and ending 2 years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive's employment is terminated before a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred after a Change in Control; (ii) Executive reasonably demonstrates such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) occurs, then, for purposes of this Agreement, the date immediately before the date of such


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         termination or event constituting Good Reason shall be treated as a
         Change in Control. For purposes of determining the timing of payments and benefits under Section 4, the date of the actual Change in Control shall be treated as the Date of Termination under Section 1(d), and, for purposes of determining the amount of payments and benefits to Executive under Section 4, the date Executive's employment is actually terminated shall be treated as the Date of Termination under Section 1(d).

         2. OBLIGATION OF EXECUTIVE. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement that, if consummated, would constitute a Change in Control, Executive agrees not to leave the employ of Company voluntarily, except as provided in Section 1(h), until the Change in Control occurs or, if earlier, then such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

         3. TERM OF AGREEMENT. This Agreement shall be effective on the date hereof and shall continue in effect until December 31, 2008. On January 1, 2009, and on each January 1 thereafter, the Term shall automatically extend for an additional 1 year, unless either party gives written notice otherwise at least 60 days before the date such extension would be effective. This Agreement shall continue in effect for a period of 2 years after a Change in Control, notwithstanding the delivery of any such notice, if such Change in Control occurs during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or Company terminates Executive's employment before a Change in Control other than as provided in Section 1(h).

         4. PAYMENTS UPON TERMINATION OF EMPLOYMENT.

                  (A) QUALIFYING TERMINATION. In the event of a Qualifying Termination, Company shall provide Executive the payments and benefits set forth in subsections (b) and (c) of this Section.

                  (B) QUALIFYING TERMINATION -- CASH PAYMENTS. Within 30 days of a Qualifying Termination, Company shall make a lump sum cash payment to Executive of the following:

                           (i) an amount equal to Executive's base salary due,
                  pro-rata bonus compensation due, and unreimbursed business expenses properly incurred through the Date of Termination; and

                           (ii) an amount equal to 2 times the sum of (A)
                  Executive's highest annual rate of base salary during the 12-month period immediately before the Date of Termination, plus (B) the higher of (x) Executive's Bonus Amount or (y) Executive's annual target bonus for the fiscal year in which the Date of Termination occurs.

                  (C) QUALIFYING TERMINATION -- BENEFITS. In the event of a Qualifying Termination, Company shall allow Executive to continue to participate in its medical, dental, accident, disability, and life insurance benefit plans at the same level on which Executive was enrolled as of the Change in Control (subject to generally applicable changes to such plans) for 2 years or until Executive becomes eligible for such benefits through another employer, whichever occurs first; provided, that, if Executive cannot continue to participate in Company plans providing such benefits, then Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

                  (D) NON-QUALIFYING TERMINATION. In the event Company terminates Executive's employment with Cause or Executive terminates his employment without Good Reason, Company shall be obligated only to pay Executive's base salary due through the Date of Termination and to reimburse Executive for unreimbursed business expenses properly incurred through the Date of Termination.

                  (E) CONDITION PRECEDENT. As a condition precedent to receipt of the payments and benefits provided by subsections (b) and (c) of this Section, Executive must execute an Agreement acceptable to Company that contains a release of any and all claims substantially in the following form:


                  Executive (on behalf of Executive and anyone claiming through or on behalf of Executive) hereby releases Company (as defined herein) and any and all of its subsidiaries, affiliated entities, related companies, successors, and assigns and any and all current/former officers, directors, employees, and



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         agents, without limitation ("Company Affiliates") from any and all claims, demands, and causes of action ("claims"), known or unknown, suspected or unsuspected, that Executive has or may have had against any of them before the date Executive signs this Agreement, to the maximum extent permitted by law and without limitation. This release includes, but is not limited to, the following: claims related to or concerning Executive's employment with Company; claims sounding in contract and/or tort; claims for discrimination/harassment/retaliation under local, state, or federal law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other federal, state, or local law; claims under the Family and Medical Leave Act; claims under any Company policy and/or practice; and all other claims, whether common law or contract, all to the maximum extent permitted by law and without limitation.

         5. ADDITIONAL REIMBURSEMENT PAYMENT BY COMPANY. If Executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code with respect to any payment or benefit payable by Company following a Change of Control (ignoring for this purpose any payment under this Section 5), then Company shall pay to Executive an additional payment (a "Reimbursement Payment") in an amount such that, after payment by Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Reimbursement Payment, Executive retains an amount of the Reimbursement Payment equal to the amount Executive pays as a result of such excise tax. For purposes of determining the amount of the Reimbursement Payment, Executive shall be deemed to pay applicable federal, state, and local income taxes at the highest marginal rates of income taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

         6. DELAY OF PAYMENTS. In the event that any payment or distribution to be made hereunder constitutes "deferred compensation" subject to Section 409A of the Internal Revenue Code and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive's employment (or, if earlier, the date of the Executive's death).

         7. WITHHOLDING TAXES. Company may withhold from all payments under this Agreement all required taxes and/or other withholdings.

         8. RESOLUTION OF DISPUTES; REIMBURSEMENT OF LEGAL FEES.

                  (A) Any dispute or controversy arising under or in connection with this Agreement (other than disputes related to the Restrictive Covenant Agreement referenced in Section 9) shall be settled by final, binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Except as provided herein, Company shall bear the costs of the arbitration.

                  (B) Any dispute or claim governed by this Section 8 shall be heard by 1 arbitrator; provided, however, that either party may elect to have any dispute governed by this Section 8 to be resolved by a panel of three arbitrators, in which case the party electing same shall bear any additional costs resulting from such election, the provisions of Section 8(A) notwithstanding.


                  (C) If Executive prevails in any contest or dispute under this Agreement involving termination of Executive's employment with Company or involving Company's refusal to perform fully in accordance with the terms hereof, then Company shall reimburse Executive for all reasonable legal fees and related expenses incurred in connection with such contest or dispute.

         9. RESTRICTIVE COVENANTS. Executive hereby agrees to the terms of Company's Restrictive Covenant Agreement attached hereto, which Restrictive Covenant Agreement Executive also hereby agrees to execute.



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         10. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with Company and, if Executive's employment with Company terminates before a Change in Control, then Executive shall have no further rights under this Agreement (except as otherwise provided hereunder).

         11. SUCCESSORS; BINDING AGREEMENT.

                  (a) This Agreement shall survive any business combination and shall be binding upon the surviving entity of any business combination (in which case any such surviving entity shall be treated as Company hereunder).

                  (b) In connection with any business combination, Company will cause any successor entity to Company unconditionally to assume by written instrument delivered to Executive (or his beneficiary or estate) all of the obligations of Company hereunder. Company's failure to obtain such assumption before the effective date of any such business combination constitutes Good Reason. For purposes of implementing the foregoing, the date on which any such business combination becomes effective shall be deemed the date Good Reason occurs and shall be the Date of Termination, if requested by Executive.

                  (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts would be payable to Executive hereunder, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

         12. NOTICE.

                  (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

         If to Executive:
                           -----------------------------------------------------

         If to Company:    Compass Minerals International, Inc.
                                    9900 West 109th Street
                                    Overland Park KS 66210
                                    Attention:  Vice President Human Resources

         or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice of the Date of Termination shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and (iii) specify the termination date, which date shall be not less than 15 days or more than 60 days after the giving of such notice. The failure to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive's or Company's rights hereunder.

         13. FULL SETTLEMENT. Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and Company and any severance plan of Company. Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that Company may have against Executive or




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others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(c), such amounts shall not be reduced whether or not Executive obtains other employment.

         14. SURVIVAL. The respective obligations and benefits afforded to Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 8, 9, 11(c), and 13 shall survive the termination of this Agreement.

         15. GOVERNING LAW; VALIDITY. Interpretation and/or enforcement of this Agreement shall be subject to and governed by the laws of the State of Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

         16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         17. MISCELLANEOUS. For purposes of interpretation/enforcement, the parties to this Agreement shall be considered joint authors, and this Agreement shall not be strictly construed against either such party. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or Company to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate, or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate, or his beneficiaries under any other employee benefit plan or compensation program of Company.

         IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:                               ON BEHALF OF COMPANY:



/s Angelo C. Brisimitzakis               By: /s David J. D'Antoni
--------------------------                   --------------------
Angelo C. Brisimitzakis                  David J. D'Antoni, Director and Chair,
                                         Compensation Committee


Approved by the Board of Directors on the 11th day of May, 2006.